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                              [COMPANY LETTERHEAD]




                                December 19, 1996


Ms. Karin Eliescaud
c/o LTM Corporation of America
11646 Pendleton Street
Sun Valley, California  91352-2501
Attention:  Herb Breitling

         Re:  Sale of Lightmaker Assets

Dear Karin:

         Camera Platforms International, Inc. (the "Seller") hereby agrees to sell to LTM Corporation of America (the "Buyer"), and the Buyer hereby agrees to purchase from the Seller, certain assets described below, and the Buyer hereby agrees to assume from Seller, certain liabilities described below, on the terms and conditions hereinafter set forth.

         1.  Assets to be Acquired.

                  a. The Seller shall sell, assign and transfer to the Buyer, on the date of the Closing, as hereinafter defined, all of the raw material inventory, machinery, equipment and intellectual property, including the name, trademarks, plans and know-how, of the Seller's Lightmaker division, as described on Schedule 1 hereto, and all "Servicing Rights," as defined in paragraph 1b. below (collectively, the "Assets"). The Seller agrees to execute all such further documents as the Buyer shall reasonably require to effectuate the transfer of the Assets to, and and to vest ownership of the Assets in, the Buyer.

                  b. The term "Servicing Rights" shall mean the right to service Lightmaker ballasts presented by third parties to the Seller for service. In furtherance of the foregoing, upon the closing of this transaction, the Seller, with input from the Buyer as to form, shall provide notice of this transaction to all of its customers, advising that all service requests shall be forwarded to the Buyer. Additionally, after completion of the transaction, the Seller shall use its best efforts to direct any customers requesting service of their Lightmaker or other ballasts to the Buyer.

         2. Purchase Price. In consideration for the transfer of the Assets as described in paragraph 1 hereof, the Buyer shall pay to the Seller a purchase price in the amount of One Hundred Ten Thousand Dollars ($110,000) (the "Purchase Price"). The Purchase Price shall be paid by the Buyer to the Seller by cashiers check at the Closing.


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LTM Corporation of America
Attention:  Herb Breitling
December 19, 1996
Page 2



         3. Warranty Claims. As additional consideration for the transfer of the Assets by the Seller to the Buyer, the Buyer shall assume responsibility at its sole cost and expense for all warranty claims made withrespect to: (i) all ballasts sold by the Seller prior to the date of this agreement and (ii) the sixteen ballasts manufactured by Seller which are to be available for sale following the date of this agreement. Attached hereto are the following schedules: Schedule 2 is a listing of all ballasts sold by the Seller during the first ten months of 1996; Schedule 3 is a listing of all ballasts sold by the Seller from November 1, 1996 up to the date of this agreement; and Schedule 4 is a listing of the sixteen (16) ballasts manufactured by Seller and to be sold following the date of this agreement.

         4. Retained Assets and Liabilities. The Buyer acknowledges that the Assets do not include the following items: (i) all of the Seller's finished goods inventory, which the Seller shall have the right to sell to third parties following the Closing under the Lightmaker name; and (ii) all accounts receivable generated by the Seller's Lightmaker division prior to the Closing, or after the Closing with respect to the finished goods inventory retained hereunder. Notwithstanding the foregoing, and subject to the completion of an agreement containing terms and conditions mutually satisfactory to the parties, the Seller shall provide the sixteen (16) ballasts listed on Schedule 4 to the Buyer to be sold by the Buyer on a consignment basis. The Buyer shall not be assuming the following liabilities, for which the Seller shall remain liable, notwithstanding the sale of Assets set forth herein: (x) all accounts payable incurred by the Lightmaker division prior to the Closing; (y) all employee obligations (including without limitation, severance, vacation and sick pay) arising as a result of the closing of the Seller's Lightmaker division; and (z) all product liability claims asserted by any third party in connection with any ballast sold by the Seller.

         5. Closing. This transactions contemplated herein shall be completed on December 20, 1996 at the offices of the Seller located at 28145 Avenue Crocker, Valencia, California 91355 (the "Closing"). The Buyer acknowledges that time is of the essence of this transaction.

         6.  Delivery at the Closing.

                  a. At the Closing the Buyer shall deliver to the Seller a cashiers check in the amount of $110,000.

                  b. At the Closing the Seller shall deliver the following items to the Buyer:

                           i.  A bill of sale, evidencing the transfer of the
Assets; and



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LTM Corporation of America
Attention:  Herb Breitling
December 19, 1996
Page 3


                           ii.  An assignment of the Lightmaker trademark, name
and other intellectual property.

         7. Due Diligence/As-Is Purchase. The Buyer hereby acknowledges and agrees that it has had a full and fair opportunity to conduct a thorough due diligence examination of the Assets, that it is purchasing the Assets and assuming the Liabilities based solely on such due diligence examination, and that it is not relying on the Seller in choosing to complete this transaction. The Buyer further acknowledges and agrees that the Seller is transferring and the Buyer is acquiring the Assets "as-is," without any representation or warranty by the Seller as to the condition of the Assets or their fitness for any purpose whatsoever. The Buyer represents that it has the expertise to examine and assess the suitability of the Assets, that it has done so, and that it is relying solely on its own examination, rather than the Seller, in its assessment of the Assets.

         8. Indemnification. Immediately upon demand, the Buyer shall indemnify, defend and hold harmless the Seller, its directors, officers, shareholders, partners, affiliates, subsidiaries, parent corporations, agents, representatives and attorneys from and against any and all claims, damages, liabilities, demands or causes of actions (whether or not suit is actually filed thereon) which may be asserted against the Seller and which directly or indirectly involves the Assets acquired by the Buyer or any warranty claims made with respect to the Lightmaker ballasts.

         9. Notice. Any notice, demand or communication provided pursuant to this agreement shall be in writing, and delivered either (i) personally, in which event it shall become effective upon delivery, (ii) by first class mail, in which event it shall become effective on the fifth day after placing it in the United States mail, (iii) by overnight mail, in which case it shall become effective on the second day after placing it with such overnight mail service, or (iv) by fax, in which case it shall become effective immediately upon obtaining oral confirmation of receipt, provided that such notice, demand or communication shall be addressed to the following parties at the following addresses and/or fax number:


If to the Seller, before or on
December 31, 1996                          Mr. Roy Atlas
                                           Camera Platforms International, Inc.
                                           28145 Avenue Crocker
                                           Valencia, California  91355
                                           Fax No.  (805) 257-6197



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LTM Corporation of America
Attention:  Herb Breitling
December 19, 1996
Page 4


If to the Seller, after
December 31, 1996                          Mr. Roy Atlas
                                           Camera Platforms International, Inc.
                                           10909 Vanowen Street
                                           North Hollywood, California  91605
                                           Fax No. (To be supplied)

With a copy to:                            Kenneth J. Schelberg, Esq
                                           Fleischman & Schelberg
                                           1900 Avenue of the Stars, #2410
                                           Los Angeles, California  90067
                                           (310) 552-0834

If to the Buyer:                           Mr. Herb Breitling
                                           LTM Corporation of America
                                           11646 Pendleton Street
                                           Sun Valley, California  91352-2501
                                           Fax No.  (818) 767-1442

         Either party may change its address or fax number for receipt of notice by providing notice of such change to the other party or parties in the manner set forth above.

         10. Entire Agreement. This agreement shall constitute the entire agreement by and between the parties hereto with respect to the subject matter hereof. Any modification to this agreement shall only be effective if in writing signed by both of the parties hereto.

         11. Further Assurances. The parties hereto shall cooperate with one another, and shall take such further actions as the other shall reasonably request in order to carry out the terms, conditions and intentions of this agreement.

         12. Attorney's Fees. In the event that any lawsuit is brought to enforce the terms and conditions of this agreement, the prevailing party in any such action shall be entitled to recover its costs and expenses incurred therein, including without limitation, reasonable attorneys fees and court costs.

         13. No Third Party Beneficiaries. No person or entity not a party to this agreement shall have the right to enforce any of the rights or remedies provided hereunder or resulting herefrom, the intention being that there shall be no third party beneficiaries to or of this agreement.


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LTM Corporation of America
Attention:  Herb Breitling
December 19, 1996
Page 5


         14. Binding on Successors. This agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties hereto.

         15. No Presumption. This agreement was fully examined and negotiated by and between the parties, and no presumption shall arise by the fact that the agreement was physically prepared by one of the parties.

         16. Counterparts. This letter agreement may be executed in counterparts, which, when taken together, shall constitute a full, complete and binding agreement.

         17. Approval by Seller's Board. Notwithstanding the Seller's execution of this letter, this agreement shall only become binding upon the Seller upon the approval of the Seller's Board of Directors.

         If the foregoing is acceptable, please execute this letter agreement in the space provided below and return it to me. You may fax it to me at (805) 257-6179. If I have not received an executed copy of this agreement from you by 3:00 p.m. Pacific Standard Time, on Friday, December 20, 1996, then the offer contained in this letter agreement shall be automatically withdrawn.

                                           Cordially,

                                           CAMERA PLATFORMS
                                           INTERNATIONAL, INC.

                                           /s/

                                           Roy Atlas,
                                           President and Chief Operating Officer
AGREED AND ACCEPTED THIS
__ DAY OF DECEMBER, 1996

LTM CORPORATION OF AMERICA



By: /s/
    ---------------------------------
    Name: Herbert W. Breitling
          ---------------------------
    Its:  Senior V.P.
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